Exhibit 10.3

PART-TIME EMPLOYMENT AND TRANSITION AGREEMENT

PART-TIME EMPLOYMENT AND TRANSITION AGREEMENT (the “Agreement”), dated as of October 19, 2005 (the “Effective Date”), by and between priceline.com Incorporated, a Delaware corporation, with its principal office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the “Company”), and Thomas P. D’Angelo (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive has been employed as the Controller and Chief Accounting Officer of the Company; and

WHEREAS, the parties desire and agree to enter into this Agreement to facilitate a smooth transition of Executive’s responsibilities;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Duration of  Part-Time Employment Relationship.  On and after December 15, 2005, the Company agrees to employ Executive on a part-time basis through March 31, 2006 (the “Part-Time Employment Period”).  In this capacity, Executive shall continue to report to the Chief Financial Officer of the Company.

2.                                       Obligations.  During the Part-Time Employment Period, Executive shall devote up to ten (10) hours per week to the Company’s business.  In providing services pursuant to this Agreement, Executive agrees to act on a timely basis and to use his good faith efforts to perform those services professionally and diligently.  Executive may perform services from home.

3.                                       Base Salary. During the Part-Time Employment Period, the Company shall pay Executive a base salary of $35,000.  Base salary shall be payable in accordance with the usual payroll practices of the Company.  In addition, Executive shall be paid $120.00 for each hour of work he does on the Company’s behalf during the Part-Time Employment Period that is in excess of the ten (10) hour commitment per week set forth in Section 3 above, provided, that the nature of the additional work and the additional time are pre-approved in writing by the Company’s Chief Financial Officer.

4.                                       2005 Bonus.  Executive shall be eligible to receive a bonus for services performed during 2005 as if he had been a full-time employee of the Company for all of 2005; provided, however, the amount of the bonus, if any, shall be subject to the complete discretion of the Compensation Committee of the Company’s Board of Directors.  Any bonus payment shall be paid to Executive by March 31, 2005.

(a)                                  Long Term Compensation.  During the Part-Time Employment Period, any stock options or restricted stock held by Executive shall continue to vest in accordance with their terms.  In accordance with the terms of priceline.com’s 1999 Omnibus Plan, any stock options that are exercisable on March 31, 2006 (the “Separation Date”) shall remain exercisable until the date that is 90 days after such Separation Date, on which date they shall expire.  Any stock options scheduled to vest after the Separation Date shall not be exercisable, and shall expire at the close of business on such date.  Executive specifically acknowledges, understands and agrees that he is not entitled to receive, and hereby gives up any right to, the future issuance of any priceline.com Incorporated equity, including, without limitation, stock options or restricted stock.

(b)                                 Employee Benefits.  The Company shall continue Executive’s medical and dental insurance coverage during the Part-Time Employment Period, at the same level as he would have received had he been employed by the Company as a full-time employee during the Part-Time Employment Period, provided that Executive makes the periodic benefit payments required of other employees of the Company.

5.                                       Company Policies.  Executive agrees that during the Part-Time Employment Period, he shall continue to abide by all of the Company policies in existence on the Effective Date and shall not work for or on behalf of any of the following companies or their successors:  (i) any travel businesses of InterActive Corporation; (ii) Expedia, Hotels.com & Hotwire; (iii) Sabre Group and Travelocity; (iv) any companies or divisions owned or controlled by Cendant’s Travel Distribution Services (a subsidiary of Cendant Corporation) including, without limitation,  Orbitz, CheapTickets, Lodging.com, the Neat Group  and Galileo.

6.                                       Section 409(A) of the Internal Revenue Code of 1986.  Notwithstanding any other provision contained in this Agreement to the contrary, the parties shall, in good faith, take any and all reasonable actions necessary to amend this Agreement to the extent necessary to comply with the requirements under Section 409A of the Internal Revenue Code of 1986, as amended, in order to ensure that any amounts paid or payable hereunder are not subject to any additional income taxes thereunder while maintaining to the maximum extent practicable the original intent of this Agreement.

7.                                       Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to principles of conflict of laws.

(b)                                 Entire Agreement/Amendments.  This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements between the Company and Executive.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                                  Assignment.  This Agreement shall not be assignable by Executive.  This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption.

(d)                                 Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(e)                                  Withholding Taxes.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(f)                                    Counterparts.  This Agreement may be signed in counterparts (including via facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)                                 Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

priceline.com Incorporated

By:	/s/ Robert J. Mylod Jr.
Robert J. Mylod Jr.
Chief Financial Officer

/s/ Thomas P. D’Angelo
Thomas P. D’Angelo